Exhibit 99.1

Neogen CEO Adopts 10b5-1 Trading Plan

LANSING, Mich., March 27, 2015 — Neogen Corporation (NASDAQ: NEOG) announced today that Jerome Properties, LLC, has adopted a prearranged trading plan in accordance with Securities and Exchange Commission rule 10b5-1. James Herbert, Chairman and CEO of Neogen Corporation is a minority owner of this entity that owns shares of Neogen Corporation common stock.

Herbert does not have control of this entity, but felt the disclosure was appropriate. The filing is only for a portion of the shares owned by that entity and is a small portion of total shares of Neogen stock held by Herbert or for his benefit.

Rule 10b5-1 of the Securities Exchange Commission permits officers of public companies to adopt predetermined written plans for trading specified amounts of company stock when they are not in possession of material non-public information in order to gradually diversify their investment portfolio and to minimize the market effect of stock sales by spreading them over an extended period of time.

The 10b5-1 Plan adopted by Jerome Properties LLC involves a market order to sell up to 10,000 shares per month of Neogen Corporation common stock each month for one year. The Plan will take effect on April 1, 2015 and expire on March 31, 2016.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.